Exhibit 10.101

Description of Arrangement with Glenn Murphy for Corporate Jet Usage and Reimbursement for Commercial Travel

On November 28, 2007, the Compensation and Management Development Committee of the Board of Directors (the “Committee”) of The Gap, Inc. (the “Company”) approved increasing the allowance for Glenn Murphy’s personal use of the corporate jet from $200,000 per fiscal year to $250,000 for fiscal 2007 and $400,000 for fiscal 2008, reverting to $200,000 per fiscal year thereafter.

In addition, the Committee authorized the Company to reimburse Mr. Murphy for the cost of commercial flights that he and his immediate family members take between the Toronto area and the San Francisco Bay Area prior to Mr. Murphy’s family’s relocation to the Bay Area, but no longer than 12-months following the effective date of Mr. Murphy’s employment with the Company. Any such reimbursements will be deducted from the overall annual allowance for Mr. Murphy’s personal use of the corporate jet.